EXHIBIT 10.1.3

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

          THIS SECOND AMENDMENT (this "Amendment") to the Second Amended and Restated Loan and Security Agreement is entered into as of the 29 day of December, 2000, by and between PECO II, Inc. (the "Borrower"), and The Huntington National Bank (the "Bank").

RECITALS:

                    A.      As of October 22, 1999, the Borrower and the Bank executed a certain Second Amended and Restated Loan and Security Agreement that was amended by a certain First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of April 28, 2000 (as so amended, the "Loan Agreement"), setting forth the terms of certain extensions of credit to the Borrower; and

                    B.      As of October 22, 1999, the Borrower executed and delivered to the Bank, inter alia, an amended and restated revolving note in the original principal sum of Ten Million Dollars ($10,000,000.00) that was amended and restated by a certain Second Amended and Restated Revolving Note, dated April 28, 2000, in the original principal amount of up to Twenty Million Dollars ($20,000,000) (hereinafter the "Revolving Note" or the "Note"); and

                    C.      In connection with the obligations evidenced by Loan Agreement and the Note, and at various times (prior to, as of the date of, and after the date of, the execution of the Loan Agreement), the Borrower executed and delivered to the Bank certain other loan documents, promissory notes, consents, assignments, agreements and instruments in connection with the indebtedness referred to in the Loan Agreement (all of the foregoing, together with the Note and the Loan Agreement, are hereinafter collectively referred to as the "Loan Documents"); and

                    D.      The Borrower has requested that the Bank release all Collateral as security for the Loans and amend and modify certain terms and covenants in the Loan Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto for themselves and their successors and assigns do hereby agree, represent and warrant as follows:

                    1.      Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2. Section 1, "The Loan," of the Loan Agreement is hereby amended to recite in its entirety as follows:

1. The Loans The Bank, subject to the terms and conditions hereof, will extend credit to the Borrower up to the aggregate principal sum of $20,000,000.00 (the "Loans").

3. Section 1.1, "The Revolving Loan and Borrowing Base," of the Loan Agreement is hereby redesignated "The Revolving Loan" and is amended to recite in its entirety as follows:

1.1.  The Revolving Loan.

        The Bank will extend a revolving credit facility to the Borrower under which the Bank shall make, subject to the terms and conditions hereof, loans and advances on a revolving basis up to the principal sum of $20,000,000.00 (the "Revolving Loan").

                 4.         Sections 1.2, "The Term Loan," 1.3, The Capex Loan," 1.4, "The Draw Loan," 2.1, "Eligible Accounts," 2.2 "Eligible Inventory" and 2.3 "Reserves," of the Loan Agreement are hereby deleted in their entirety. As used in the Loan Agreement, the term "Account Debtor" means a person or entity who is obligated to the Borrower on an account or general intangible.

5. Section 3.2, "Collateral Audits," of the Loan Agreement is hereby redesignated "Audits" and is amended to recite in its entirety as follows:

3.2   Audits.

        The Bank shall have the right, in the sole discretion of the Bank, to conduct audits of the Borrower, and the Borrower will provide access to all of its books and records and such other information which the Bank deems necessary to evaluate the status of the Loans. In connection with any audits performed after the occurrence, and during the continuance, of a Pending Default, the Borrower will pay to the Bank a fee equal to $650.00 per day per auditor, in addition to all out-of-pocket expenses of such auditors. Such audit fees and expenses shall be payable by the Borrower upon demand.

6. Section 3.3, "Prepayment Fee," of the Loan Agreement is hereby amended to recite in its entirety as follows:

3.3     Prepayment Fee.

The Borrower shall have the option at all times to permanently cancel or prepay the Revolving Loan, in whole or in part, by providing to the Bank 60 days prior written notice of the effective date and amount of such cancellation or prepayment, subject to the terms and conditions of this paragraph. On the effective date of any such cancellation and/or prepayment of any portion of the Loans prior to April 30, 2002, the Borrower shall pay to the Bank a cancellation/prepayment fee equal to one percent (1%) of the maximum principal balance of the Revolving Loan to be cancelled or prepaid.

7. Section 3.4, "Terms of Repayment," of the Loan Agreement is hereby amended to recite in its entirety as follows:

3.4     Terms of Repayment.

          The Loans shall be evidenced by a commercial promissory note or by one or more commercial promissory notes subsequently executed in substitution therefor, each in substantially the form set forth in Exhibits A-1 attached hereto. Repayment of the Loans shall be made in accordance with the terms of the commercial promissory notes then outstanding pursuant to this Agreement.

8. Section 3.5, "Mandatory Prepayment or Reduction," and Section 3.6, "Maturity of Loans," of the Loan Agreement are hereby deleted in their entirety.

9. Section 3.7, "Use of Proceeds," of the Loan Agreement is hereby amended to recite in its entirety as follows:

3.7      Use of Proceeds.

           The net proceeds of the Revolving Loan will be used to provide for working capital requirements of the Borrower and for any other lawful business purpose in the Borrower's business.

10. Section 3.11, "Mortgages on Real Property," and Section 3.12, "Security Interest and Assets of the Apex Telecommunications Manufacturing, Inc.," of the Loan Agreement are hereby deleted in their entirety.

11. Section 4.1, "Grant of Security Interest," Section 4.2, "Representations and Covenants Regarding the Collateral," Section 4.3, "Lockbox and Collection of Accounts," Section 4.4, "Cash Collection Account," Section 4.6, "Collateral Insurance," Section 4.8, "Collateral Administration," Section 4.9, "Preservation and Disposition of Collateral," Section 4.10, "No Duty," Section 4.11, "Financing Statements," Section 4.12, "Bank's Appointment as Attorney-In-Fact," and Section 4.13, "Remedies of Default," are hereby deleted in their entirety.

12. Section 4.5, "Application of Proceeds from Collection of Accounts; Setoff; Government Accounts; Perfection; Lien Notation," of the Loan Agreement is hereby redesignated "Setoff" and is amended to recite in its entirety as follows:

4.5 The Borrower authorizes the Bank at any time, without notice, to appropriate and apply any balances, credits, deposits, accounts or money of the Borrower in the Bank's possession, custody or control to the payment of any of the Obligations whether or not the Obligations are due or matured.

13. Section 4.7, "Books and Records," of the Loan Agreement is hereby amended to recite in its entirety as follows:

4.7   Books and Records.

        The Borrower shall (a) at all times keep accurate and complete records of its personal property in accordance with GAAP, including without limitation, a perpetual inventory and complete and accurate stock records, and at all reasonable times and from time to time, shall allow the Bank, by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records and to arrange for verification of the Borrower's accounts directly with Account Debtors or by other methods and to examine and inspect the personal property of the Borrower wherever located, and (b) upon request of the Bank, provide the Bank with copies of agreements with, purchase orders from, and invoices to, the Account Debtors, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Borrower's accounts as the Bank may require.

14. Section 5.3, "Conditions Precedent to Advance Under the Draw Loan," of the Loan Agreement is hereby deleted in its entirety.

15. Section 6.12, "Regarding the Accounts and Inventory," of the Loan Agreement is hereby deleted in its entirety.

16. Section 6.14, "Intellectual Property," of the Loan Agreement is hereby deleted in its entirety.

17. Section 7.3, "Restriction on Fundamental Changes; Conduct of Business," of the Loan Agreement is hereby amended to recite in its entirety as follows:

7.3         Restriction on Fundamental Changes; Conduct of Business.

              The Borrower shall not (a) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the Borrower's business or property, whether now or hereafter acquired, (b) except with respect to Subsidiaries permitted by the Bank, enter into limited liability companies, partnerships or joint ventures with any other entity, (c) acquire all or substantially all of the assets or business of any other company, person or entity, (d) create or acquire or permit to exist any Subsidiaries, except for Apex Telecommunications Manufacturing, Inc., a wholly-owned subsidiary of the Borrower, and PECO II Texas, L.P., a Delaware limited partnership; (e) conduct business under any other tradenames other than without the prior written consent of the Bank, or (f) engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar or related thereto.

18. Section 7.6, "Indebtedness," of the Loan Agreement is hereby amended to recite in its entirety as follows:

7.6         Indebtedness.

              The Borrower will not directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except (a) the Loans; (b) secured or unsecured

Purchase Money Indebtedness (including capitalized leases) incurred by the Borrower to finance the acquisition of fixed assets, if (i) such Indebtedness has a scheduled maturity and is not due on demand, (ii) such Indebtedness in the aggregate does not exceed the sum of $1,000,000.00 outstanding at any time, (iii) such Indebtedness does not exceed the purchase price of the items being purchased, and (iv) such Indebtedness is not secured by any property or assets other than the item or items being purchased ("Permitted Purchase Money Indebtedness"); and (c) Indebtedness not to exceed the principal sum of $7,000,000.00 related to industrial development revenue bond financing in connection with the acquisition by the Borrower, after the date of execution of that certain Second Amendment to Second Amended and Restated Loan and Security Agreement between the Borrower and the Bank (the "Second Amendment"), of certain real property located in Colorado. "Indebtedness," as applied to the Borrower or any other entity shall mean, at any time, (a) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of the Borrower's business payable on terms customary in the trade) which in accordance with GAAP should be classified upon the Borrower's balance sheet as liabilities, including, without limitation (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of capital leases; (b) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (c) all indebtedness, obligations or other liabilities in respect of interest rate contracts and currency agreements, net of liabilities owed by the counterparties thereon.

19. Section 7.8, "Loans and Advances; Investments," of the Loan Agreement is hereby amended to recite in its entirety as follows:

7.8         Loans and Advances, Investments.

              The Borrower shall not directly or indirectly make or own any Investment except: (a) bonds or other obligations of the United States of America, certificates of deposit issued by commercial banks, and commercial paper rated at least A-1 or P-1 and having a maturity of not more than one year; (b) loans or advances to employees of the Borrower, which loans and advances shall not in the aggregate exceed $100,000.00 outstanding at any time, (c) Investments in Subsidiaries, which Investments shall not exceed the amount of such Investments as of the date of execution of the Second Amendment and after giving effect to the initial Investment by the Borrower in PECO II Texas, L.P., a Delaware limited partnership, and (d) any other Investment not to exceed the aggregate amount of $20,000 outstanding at any time. "Investment" means any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account, contribution of capital or transfer of any assets to any other entity or any investment in, or purchase or other acquisition of, the stock, partnership interests, ownership interests in any limited liability company, notes, debentures, or other securities of any other entity made by the Borrower.

20. Section 7.13, "Book Net Worth," of the Loan Agreement is hereby amended to recite in its entirety as follows:

7.13         Book Net Worth.

                The Borrower, on a consolidated basis, shall maintain at all times shareholders' equity, as determined in accordance with GAAP ("Book Net Worth") of not less than $75,000,000.00. For purposes of calculating book net worth in this Section, the inventory of the Borrower and its Subsidiaries shall be valued on a FIFO basis.

21. Section 7.14, "Leverage Ratio," of the Loan Agreement is hereby amended to recite in its entirety as follows:

7.14         Leverage Ratio.

                The Borrower, on a consolidated basis, shall maintain at all times a ratio of Consolidated Total Liabilities to Book Net Worth of not greater than (a) 1.50 to 1.00. "Consolidated Total Liabilities" means, at the time of each determination, with respect to the Borrower and all of its Subsidiaries, on a consolidated basis, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations with respect to any letter of credit issued for the account of the Borrower or any Subsidiary, (d) all obligations in respect of acceptances issued or created for the account of the Borrower or any Subsidiary, (e) lease obligations which, in accordance with GAAP, should be capitalized, (f) all liabilities (including lease obligations) secured by any lien or encumbrance on any property owned by the Borrower or any Subsidiary even though the Borrower or any such Subsidiary has not assumed or otherwise become liable for the payment thereof, (g) all obligations of the Borrower or any Subsidiary with respect to interest rate protection agreements (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association), and (h) all other obligations of the Borrower and its Subsidiaries, and each of them, which, in accordance with GAAP, would be classified upon a balance sheet as liabilities (except capital stock and surplus earned). A "Subsidiary" of the Borrower means (i) any corporation more than fifty percent (50%) of the outstanding security having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or by one or more of its subsidiaries or by the Borrower and one or more of its subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interest have ordinary voting power of which shall at the time be so owned or controlled.

22. Section 8, "Financial Information and Reporting," of the Loan Agreement is hereby amended to recite in its entirety as follows:

8. Financial Information and Reporting The Borrower shall deliver the following to the Bank:

(a) within 30 days after the end of each month, consolidated financial statements, including a balance sheet and statements of income and surplus, and statement of cash flows, certified by the president or chief financial officer of the Borrower (a "Financial Officer") as fairly representing the Borrower's consolidated financial condition as of the end of such period;

(b)    within 45 days after the end of each quarter, a statement in form prescribed by the Bank and signed by a Financial Officer of the Borrower certifying the compliance of the Borrower with the terms of this Agreement and the calculation of the financial covenants contained in Section 7 above;

(c) within 30 days after the end of each month, an inventory report of the Borrower, signed by a Financial Officer in form satisfactory to the Bank;

(d) within 30 days after the end of each month, a report, in form satisfactory to the Bank, certified by a Financial Officer setting forth the number and dollar total of accounts receivable due and payable (i) not more than 30 days, (ii) more than 30 days and not more than 60 days, (iii) more than 60 days and not more than 90 days, (iv) more than 90 and not more than 120 days, and (v) more than 120 days, from the date of the original invoice therefor;

(e) within 90 days after the end of each fiscal year, audited, unqualified consolidated financial statements prepared in accordance with GAAP and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, along with any management letters written by such accountants;

              (f)    immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(g) immediately upon the filing or release, as the case may be, copies of any Securities and Exchange Commission or State Securities Law disclosures, filings, documents or any press releases; and

(h) at the request of the Bank, such other information as the Bank may from time to time reasonably require.

23. The Bank hereby releases its security interest in the "Collateral," as that term is defined in the Loan Agreement (prior to giving effect to this Amendment).

24. Conditions of Effectiveness. This Amendment shall become effective as of 12/29, 2000, upon satisfaction of all of the following conditions precedent:

(a) The Bank shall have received two duly executed originals of this Amendment, and such other certificates, instruments, documents, and agreements as may be required by the Bank, each of which shall be in form and substance satisfactory to the Bank and its counsel; and

(b) The representations contained in the immediately following paragraph shall be true and accurate.

25. Representations. The Borrower represents and warrants that after giving effect to this Amendment (a) each and every one of the representations and warranties made by or on behalf of the Borrower in the Loan Agreement or the Loan Documents is true and correct in all respects on and as of the date hereof, except to the extent that any of such representations and warranties related, by the expressed terms thereof, solely to a date prior hereto; (b) the Borrower has duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in the Loan Agreement and Loan Documents; and (c) no event has occurred or is continuing, and no condition exists which would constitute an Event of Default or a Pending Default.

26. Amendment to Loan Agreement. (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "Loan and Security Agreement," "Loan Agreement," "Agreement," the prefix "herein," "hereof," or words of similar import, and each reference in the Loan Documents to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby. (b) Except as modified herein, all of the representations, warranties, terms, covenants and conditions of the Loan Agreement, the Loan Documents and all other agreements executed in connection therewith shall remain as written originally and in full force and effect in accordance with their respective terms, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Bank may have thereunder. The amendment set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of the Bank's rights under or of any other term or provisions of the Loan Agreement, any Loan Document, or other agreement executed in connection therewith, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of the Borrower which would require the consent of the Bank, including, without limitation, waivers of Events of Default which may exist after giving effect hereto. The Borrower ratifies and confirms each term, provision, condition and covenant set forth in the Loan Agreement and the Loan Documents and acknowledges that the agreement set forth therein continue to be legal, valid and binding agreements, and enforceable in accordance with their respective terms.

27. Authority. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment constitutes a valid and legally binding obligation upon the Borrower in every respect.

28. Counterparts. This Amendment may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same document. Separate counterparts may be executed with the same effect as if all parties had executed the same counterparts.

29. Costs and Expenses. The Borrower agrees to pay on demand in accordance with the terms of the Loan Agreement all costs and expenses of the Bank in connection with the preparation, reproduction, execution and delivery of this Amendment and all other loan documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of the Bank's counsel with respect thereto.

30. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Ohio.

IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the date first set forth above.

THE BORROWER:

PECO II, INC.

BY: /S/ JOHN C. MAAG

Its: CHIEF FINANCIAL OFFICER

BY: /S/ SANDRA A. FRANKHOUSE

Its: SECRETARY AND TREASURER

THE BANK:

THE HUNTINGTON NATIONAL BANK

By: /S/ GLENN W. MCCLELLAND

Its: VICE PRESIDENT